Exhibit 10.1

BONDER TONGUE LABORATORIES, INC.

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made effective as of _________ __, _____, by and between BLONDER TONGUE LABORATORIES, INC., a Delaware corporation, for itself and on behalf of its subsidiaries (the “Company”) and the undersigned _____________, serving as an officer and/or director of the Company (the “Indemnitee”).

Background

The Indemnitee performs valuable services for the Company in the capacity as an officer and/or director, and where applicable, an employee or agent of the Company and various affiliated entities, and as a fiduciary with respect to certain employee benefit plans maintained by the Company. The Company desires to encourage the continued performance of such services for and on behalf of the Company, and the Indemnitee is willing to continue performing such valuable services notwithstanding the substantial increase in risk of personal liability by reason of serving in such capacities for a publicly held company in consideration of the Company’s providing the benefits set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1. Indemnification by the Company.

(a) The Company shall indemnify and hold the Indemnitee harmless of, from and against any and all liabilities, claims, expenses (including reasonable attorney’s fees), judgments and fines to the fullest extent as authorized or permitted under Section 145 of the Delaware General Corporation Law (“DGCL”)as in effect on the date hereof, and to the extent any amendment to such section or other applicable law may expand indemnification rights, to the full extent authorized or permitted by such section or other applicable law as may be in effect from time to time; provided however that such indemnification shall not apply to expenses incurred by the Indemnitee in a suit against the Company except for expenses incurred in an action brought in good faith to enforce his rights under this Agreement. In the event that such statute is hereafter amended or modified in any fashion, no such modification shall in any way limit or reduce the indemnification obligation of the Company hereunder.

(b) In addition, the Company shall indemnify and hold the Indemnitee harmless of, from and against any and all liability, expenses (including attorneys’ fees), claims, judgments, fines and amounts paid in settlement, actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including but not limited to an action by or in the right of the Company), to which the Indemnitee is, was or at any time becomes a party or is threatened to be made a party, by reason of the fact that the Indemnitee is, was or at any time becomes a director or officer of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, enterprise or person of any nature whatsoever.

(c) It is the express understanding of the parties hereto that, except as expressly limited in Sections 2 and 6 below, the Company shall provide indemnification to the Indemnitee to the fullest extent as may be permissible under the laws and public policy of the State of Delaware, including, without limitation, claims for money damages against the Indemnitee in respect of an alleged breach of fiduciary duty, to the fullest extent permitted under Section 102(b)(7) of the DGCL as in existence on the date hereof. For the avoidance of doubt, this shall include indemnification with respect to liabilities, claims, expenses (including reasonable attorney’s fees), judgments and fees attributable to the Indemnitee’s services as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended) of one or more employee benefit plans maintained by the Company.

2. Exclusions From Indemnification. Notwithstanding anything contained in Section 1 which may be construed to the contrary, the Company shall not be obligated to indemnify the Indemnitee in any of the following circumstances:

(a) With respect to conduct of the Indemnitee which is finally adjudged by a court to have been knowingly fraudulent, deliberately dishonest or to have involved willful misconduct;

(b) In the event that a judgment is rendered against the Indemnitee for an accounting of profits made from the purchase and sale of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar provisions of any federal or state law as may be hereinafter enacted, or amounts paid in settlement of any such claimed violation;

(c) In the event that the aggregate losses to be indemnified hereunder, exclusive of insurance reimbursement with respect to directors’ and officers’ liability insurance maintained by the Company from time to time, does not exceed $1,000; or

(d) In the event that a court finally determines that such indemnification would violate public policy or is otherwise unlawful.

The parties acknowledge that the indemnification provided hereunder is narrower in scope than the indemnification provided under Article III, Section 14 of the Company’s by-laws. The Indemnitee consents to the limitations contained herein and agrees not to make any claim against the Company under Article III of the by-laws or under the Company’s Certificate of Incorporation, for any indemnification with respect to the matters set forth in this Section 2 or to the extent such indemnification would be inconsistent with the provisions of Section 6 hereof.

3. Insurance. The Company agrees that for as long as the Indemnitee shall continue to serve the Company in any capacity, and for a period of three years thereafter, the Company will use all reasonable efforts to acquire and maintain for the benefit of the Indemnitee valid, binding and enforceable policies of directors’ and officers’ liability insurance and where appropriate, ERISA fiduciary liability insurance providing coverage of at least $5 million. The Company shall not be required to maintain any such policies if such insurance is not reasonably available, or if, in the reasonable judgment of the then directors of the Company, either (i) the premium cost for such insurance is substantially disproportionate to the coverage available, or (ii) the coverage provided is so limited by exclusions that there is insufficient benefit from such insurance.

4. Continuity. The obligations of the Company under this Agreement shall continue at all times while the Indemnitee serves the Company in such capacity, or continues to serve the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, enterprise or person of any nature whatsoever, and shall continue thereafter as long as the Indemnitee shall be in any way subject to possible claim or threatened or pending action, suit or proceeding by reason of the fact that the Indemnitee served the Company (or such other persons) in any such capacity.

5. Reimbursement of Expenses. Incidental to the indemnification provided under Section 1 hereof, the Company shall reimburse the Indemnitee for the reasonable out-of-pocket expenses incurred by the Indemnitee in connection with any action or matter as to which the Company is obligated to provide indemnification under Section 1 hereof, upon receipt by the Company of a written undertaking from the Indemnitee to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by the Company under applicable law. The Indemnitee agrees that he will reimburse the Company for all such expenses paid by the Company so advanced, including any and all expenses of defending any civil or criminal action, suit or proceeding against the Indemnitee in the event and only to the extent that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company. The Indemnitee’s expenses (including reasonable attorney’s fees) incurred in connection with successfully establishing such Indemnitee’s right to indemnification and reimbursement of expenses, in whole or in part in any such proceedings or otherwise, shall also be indemnified by the Company.

6. Notification and Defense of Claims. Promptly after receipt by the Indemnitee of notice of any claim or the commencement of any action, suit or proceeding, the Indemnitee will notify the Company of the commencement thereof. The failure to so notify the Company will not relieve it from any obligation which it may have to the Indemnitee under this Agreement or otherwise except to the extent such failure has materially impaired the ability of the Company to defend successfully such action or to minimize the economic exposure resulting therefrom. With respect to each such action, suit or proceeding as to which the Indemnitee gives proper notice to the Company hereunder, the following provisions shall be applicable.

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(a) The Company shall be entitled to participate in the defense thereof at its own expense.

(b) Except as otherwise provided in this subsection (b) the Company will be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. The Company shall give notice of its election to assume the defense of such action within thirty (30) days after the commencement of the action or the date it receives notice thereof, whichever is later. Thereafter, the Company will not be liable to the Indemnitee under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, or as otherwise provided in this subsection (b). The Indemnitee shall have the right to employ personal counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the sole expense of the Indemnitee unless (A) the employment of counsel by the Director has been expressly authorized at such time by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a disabling conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action, or (C) the Company shall not in fact have employed counsel to assume the defense of such action, and in each of such cases, the fees and expenses of counsel retained by the Indemnitee shall be paid by the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or derivatively on behalf of the Company, or as to which the Indemnitee shall have concluded as provided in clause (B) above that there may be a disabling conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action.

(c) The Company shall not be liable for indemnification to the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim, which settlement is effected without the prior written consent of the Company. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation upon the conduct of the Indemnitee without the written consent of the Indemnitee. Neither the Company nor the Indemnitee will unreasonably withhold his or its consent to any proposed settlement.

7 Notices. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Company:

Blonder Tongue Laboratories, Inc.

One Jake Brown Road

Old Bridge, New Jersey 08857

Attn: Board of Directors

Facsimile: 732 679-3259

With a copy to:

Stradley Ronon Stevens & Young

2005 Market Street, Suite 2600

Philadelphia PA 19103

Attn: Gary P. Scharmett, Esquire

Facsimile: 215 564-8120

If to Indemnitee:

To the address set forth under Indemnitee’s

name on the signature page hereof.

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8. General Terms and Conditions.

(a) Each of the provisions of this Agreement is a separate and distinct agreement and independent of each of the other provisions hereof. In the event any provision shall be held to be invalid or unenforceable, such invalidity or unenforceability shall in no way impair or affect the validity and enforceability of each other provision hereof.

(b) This Agreement shall be interpreted and construed in accordance with the substantive laws of the State of Delaware without regard to the law of conflicts.

(c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

(d) Except as expressly provided in Section 2, the provisions for indemnification and advancement of expenses in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or by-laws, the vote of the Company’s stockholders or disinterested directors, or otherwise and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company. No amendment or alteration of the Company’s Certificate of Incorporation or by-laws or any other agreement shall adversely affect the rights provided to the Indemnitee under this Agreement.

(e) This Agreement is binding upon the Indemnitee and the Company and their respective successors and assigns and in the case of the Indemnitee, also such Indemnitee’s heirs and personal representatives.

IN WITNESS WHEREOF, the Undersigned have executed this Agreement as of the day and year first written above.

BLONDER TONGUE LABORATORIES, INC.

By:
James A. Luksch, Chief Executive Officer

INDEMNITEE

Witness

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